Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Deere Announces Third-Quarter Record Earnings of $997 Million

▪                  Income jumps 26% on 4% gain in net sales and revenues.

▪                  Performance driven by strong profits in farm machinery and financial services.

▪                  Extensive growth investments remain on track, helping expand company’s global footprint.

▪                  Full-year income forecast raised to $3.45 billion.

MOLINE, Illinois (August 14, 2013) — Net income attributable to Deere & Company was $996.5 million, or $2.56 per share, for the third quarter ended July 31, compared with $788.0 million, or $1.98 per share, for the same period last year.

For the first nine months of the year, net income attributable to Deere & Company was $2.730 billion, or $6.97 per share, compared with $2.377 billion, or $5.88 per share, last year.

Worldwide net sales and revenues increased 4 percent, to $10.010 billion, for the third quarter and rose 8 percent to $28.345 billion for nine months. Net sales of the equipment operations were $9.316 billion for the quarter and $26.373 billion for nine months, compared with $8.930 billion and $24.454 billion for the same periods last year.

“John Deere is well on the road to another year of impressive performance after reporting record third-quarter results,” said Samuel R. Allen, chairman and chief executive officer. Sales and income for the period were higher than in any prior third quarter, he pointed out. “Deere’s success is a reflection of considerable strength in the farm sector, especially in North and South America. We also are making further progress executing our wide-ranging operating and marketing plans, which call for expanding our global market presence while keeping a close watch on costs and assets.”

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Summary of Operations

Net sales of the worldwide equipment operations increased 4 percent for the quarter and 8 percent for nine months compared with the same periods a year ago. Sales included price realization of 3 percent and an unfavorable currency-translation effect of 1 percent for both the quarter and nine months. Equipment net sales in the United States and Canada rose 4 percent for the quarter and 9 percent year to date. Outside the U.S. and Canada, net sales increased 5 percent for the quarter and 6 percent for nine months, with unfavorable currency-translation effects of 1 percent and 3 percent for these periods.

Deere’s equipment operations reported operating profit of $1.443 billion for the quarter and $3.943 billion for nine months, compared with $1.127 billion and $3.347 billion last year. The improvement for both periods was due primarily to the impact of price realization and higher shipment volumes. Also affecting third-quarter results was an impairment charge for long-lived assets related to John Deere Water operations. In addition, nine-month results were impacted by increases in production costs, selling, administrative and general expenses and warranty costs, as well as the unfavorable effects of foreign exchange. Increased production costs were related primarily to higher manufacturing-overhead expenses, partially offset by lower raw-material costs. The higher manufacturing-overhead expenses were in support of growth, new products and engine-emission requirements.

Net income of the company’s equipment operations was $846 million for the third quarter and $2.324 billion for the first nine months, compared with $678 million and $2.040 billion in 2012. The operating factors mentioned above, along with a higher effective tax rate and increased interest expense, affected both quarterly and year-to-date results.

Financial services reported net income attributable to Deere & Company of $150.0 million for the quarter and $407.9 million for nine months compared with $110.4 million and $338.6 million last year. Results for both periods were aided by growth in the credit portfolio and improved crop insurance margins. These factors were partially offset by an increased provision for credit losses in the quarter and by higher selling, administrative and general expenses for the year to date. Last year’s nine-month results also benefited from revenue related to wind energy credits.

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Company Outlook & Summary

Company equipment sales are projected to be up about 5 percent for fiscal 2013 and to decrease by about 5 percent for the fourth quarter compared with the year-ago periods. Included is an unfavorable currency-translation impact of about 1 percent for the year. For the full year, net income attributable to Deere & Company is anticipated to be about $3.45 billion.

According to Allen, Deere is poised for a very successful 2013. “Last year’s fourth-quarter sales were particularly strong, in part because our factories were running at a high rate to catch up with customer orders. Even with this difficult comparison, our financial guidance implies a healthy level of income for the coming quarter and a third consecutive year of record results.”

Longer term, Allen said he remains quite optimistic about the company’s prospects. “We continue to believe our investment in new products and capacity will allow Deere to be the provider of choice for a growing global customer base in the years ahead,” he said. “In our view, broad trends based on a growing, more affluent, and increasingly mobile population have ample staying power and should help the company deliver substantial value to its customers, investors and other stakeholders in the future.”

 * * *

Equipment Division Performance

Agriculture & Turf. Sales increased 8 percent for the quarter and 12 percent for nine months largely due to higher shipment volumes and price realization, partially offset by the unfavorable effects of currency translation.

Operating profit was $1.336 billion for the quarter and $3.684 billion year to date, compared with $1.014 billion and $2.991 billion, respectively, last year. The improvement for the quarter was driven primarily by the impact of price realization and higher shipment volumes. Also affecting third-quarter results was an impairment charge for long-lived assets related to John Deere Water operations. Year-to-date results improved due primarily to higher shipment volumes and price realization. These factors were partially offset by increases in production costs, selling, administrative and general expenses, warranty costs, and unfavorable effects of foreign exchange.

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Construction & Forestry. Construction and forestry sales decreased 11 percent for the quarter and 8 percent for nine months mainly as a result of lower shipment volumes. Operating profit was $107 million for the quarter and $259 million for nine months, compared with $113 million and $356 million last year. The quarterly operating-profit decline was primarily because of decreased shipment volumes, mostly offset by price realization and lower research and development expenses. Nine-month results were lower mainly due to reduced shipment volumes, increases in production costs, an unfavorable product mix and higher selling, administrative and general expenses, partially offset by price realization.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to increase by about 7 percent for full-year 2013, including a negative currency-translation impact of about 1 percent. Relatively high commodity prices and strong farm incomes are continuing to support a favorable level of demand for farm machinery in much of the world. Deere’s sales are further benefiting from global expansion and advanced new products.

Industry sales for agricultural machinery in the U.S. and Canada are forecast to be up about 5 percent for the year, reflecting continued strength in demand for large equipment such as high-horsepower tractors and combines.

Full-year industry sales in the EU28 are forecast to be down about 5 percent due to weakness in the overall economy and soft conditions in the U.K. farm sector. In South America, industry sales are projected to be up about 20 percent as a result of strong market conditions and the impact of government-financing programs in Brazil. Industry sales in the Commonwealth of Independent States are expected to be moderately lower than in 2012, while Asian sales are projected to be little-changed.

In the U.S. and Canada, industry sales of turf and utility equipment are expected to be up about 5 percent for 2013, reflecting improved market conditions.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to decrease by about 8 percent for 2013. The decline mostly reflects a cautious outlook for U.S. economic growth. Global forestry sales are expected to be higher for the year as improved U.S. demand more than offsets weakness in European markets.

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Financial Services. Full-year 2013 net income attributable to Deere & Company for the financial services operations is expected to be approximately $560 million. The forecast improvement over last year is due primarily to expected growth in the credit portfolio and lower crop insurance claims, partially offset by higher selling, administrative and general expenses.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $124.7 million for the third quarter and $335.6 million year to date, compared with $98.5 million and $270.2 million for the respective periods last year. Results improved for both periods due primarily to growth in the credit portfolio. Nine-month results were also impacted by higher selling, administrative and general expenses.

Net receivables and leases financed by JDCC were $30.096 billion at July 31, 2013, compared with $25.766 billion last year.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions (including low subsoil moisture from recent drought conditions), harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-

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food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment. The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment. Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates. General economic conditions can affect demand for the company’s equipment as well. Uncertainty about and actual government spending and taxing could adversely affect the economy, employment, consumer and corporate spending, and company results.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of drought conditions in parts of the U.S. and dryer than normal conditions in certain other markets); the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with

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financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults. A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, and company operations and results. State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results. The company’s investment management activities could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies and tariffs in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist and expropriation policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4/Stage IIIb and Final Tier 4/Stage IV non-road diesel emission requirements in the U.S. and European Union), carbon and other greenhouse gas emissions, noise and the risk of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates. Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components

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and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; the failure of suppliers to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment and other ethical business practices; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets, the level of interest and discount rates, and compensation, retirement and mortality rates which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If market uncertainty increases and general economic conditions worsen, funding could be unavailable or insufficient. Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses. The failure of reinsurers of the company’s insurance business also could materially affect results.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by

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government agencies. Such estimates and data are often revised. The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise. Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Third Quarter 2013 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended July 31			Nine Months Ended July 31
	2013	2012	% Change	2013	2012	% Change

Net sales and revenues:
Agriculture and turf	$7,847	$7,271	+8	$22,029	$19,730	+12
Construction and forestry	1,469	1,659	-11	4,344	4,724	-8
Total net sales	9,316	8,930	+4	26,373	24,454	+8
Financial services	587	565	+4	1,650	1,602	+3
Other revenues	107	95	+13	322	309	+4
Total net sales and revenues	$10,010	$9,590	+4	$28,345	$26,365	+8

Operating profit: *
Agriculture and turf	$1,336	$1,014	+32	$3,684	$2,991	+23
Construction and forestry	107	113	-5	259	356	-27
Financial services	234	170	+38	629	520	+21
Total operating profit	1,677	1,297	+29	4,572	3,867	+18
Reconciling items **	(127)	(82)	+55	(333)	(256)	+30
Income taxes	(553)	(427)	+30	(1,509)	(1,234)	+22
Net income attributable to Deere & Company	$997	$788	+26	$2,730	$2,377	+15

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes.  Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended July 31, 2013 and 2012
(In millions of dollars and shares except per share amounts) Unaudited

	2013	2012
Net Sales and Revenues
Net sales	$9,315.6	$8,930.3
Finance and interest income	530.9	493.2
Other income	163.4	166.9
Total	10,009.9	9,590.4

Costs and Expenses
Cost of sales	6,837.9	6,756.0
Research and development expenses	338.7	367.8
Selling, administrative and general expenses	919.8	878.4
Interest expense	182.6	194.9
Other operating expenses	181.6	178.6
Total	8,460.6	8,375.7

Income of Consolidated Group before Income Taxes	1,549.3	1,214.7
Provision for income taxes	553.5	426.8
Income of Consolidated Group	995.8	787.9
Equity in income of unconsolidated affiliates	.8	2.3
Net Income	996.6	790.2
Less: Net income attributable to noncontrolling interests	.1	2.2
Net Income Attributable to Deere & Company	$996.5	$788.0

Per Share Data
Basic	$2.58	$2.00
Diluted	$2.56	$1.98

Average Shares Outstanding
Basic	386.0	394.7
Diluted	389.6	398.8

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Nine Months Ended July 31, 2013 and 2012
(In millions of dollars and shares except per share amounts) Unaudited

	2013	2012
Net Sales and Revenues
Net sales	$26,373.5	$24,453.9
Finance and interest income	1,544.0	1,452.2
Other income	427.4	459.4
Total	28,344.9	26,365.5

Costs and Expenses
Cost of sales	19,334.9	18,166.4
Research and development expenses	1,072.1	1,032.3
Selling, administrative and general expenses	2,657.7	2,468.8
Interest expense	553.7	582.8
Other operating expenses	487.3	503.2
Total	24,105.7	22,753.5

Income of Consolidated Group before Income Taxes	4,239.2	3,612.0
Provision for income taxes	1,508.8	1,234.1
Income of Consolidated Group	2,730.4	2,377.9
Equity in income of unconsolidated affiliates	.2	4.8
Net Income	2,730.6	2,382.7
Less: Net income attributable to noncontrolling interests	.1	5.6
Net Income Attributable to Deere & Company	$2,730.5	$2,377.1

Per Share Data
Basic	$7.04	$5.95
Diluted	$6.97	$5.88

Average Shares Outstanding
Basic	387.7	399.6
Diluted	391.7	404.0

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	July 31	October 31	July 31
	2013	2012	2012
Assets
Cash and cash equivalents	$3,090.3	$4,652.2	$3,397.5
Marketable securities	1,706.0	1,470.4	1,545.7
Receivables from unconsolidated affiliates	26.0	59.7	70.8
Trade accounts and notes receivable - net	4,865.8	3,799.1	4,572.2
Financing receivables - net	24,183.1	22,159.1	20,685.3
Financing receivables securitized - net	3,890.5	3,617.6	3,163.6
Other receivables	1,031.5	1,790.9	1,309.2
Equipment on operating leases - net	2,826.0	2,527.8	2,249.7
Inventories	5,594.3	5,170.0	5,867.5
Property and equipment - net	5,107.6	5,011.9	4,463.4
Investments in unconsolidated affiliates	214.2	215.0	217.8
Goodwill	924.2	921.2	933.6
Other intangible assets - net	81.2	105.0	107.8
Retirement benefits	31.3	20.2	38.8
Deferred income taxes	3,468.1	3,280.4	3,029.1
Other assets	1,296.8	1,465.3	1,546.6
Total Assets	$58,336.9	$56,265.8	$53,198.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,213.0	$6,392.5	$7,041.0
Short-term securitization borrowings	3,780.1	3,574.8	3,028.0
Payables to unconsolidated affiliates	80.5	135.2	103.5
Accounts payable and accrued expenses	8,306.3	8,988.9	8,069.4
Deferred income taxes	155.5	164.4	162.7
Long-term borrowings	21,698.7	22,453.1	21,157.2
Retirement benefits and other liabilities	7,511.2	7,694.9	6,222.2
Total liabilities	49,745.3	49,403.8	45,784.0
Total Deere & Company stockholders’ equity	8,589.8	6,842.1	7,395.8
Noncontrolling interests	1.8	19.9	18.8
Total stockholders’ equity	8,591.6	6,862.0	7,414.6
Total Liabilities and Stockholders’ Equity	$58,336.9	$56,265.8	$53,198.6

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Nine Months Ended July 31, 2013 and 2012
(In millions of dollars) Unaudited

	2013	2012

Cash Flows from Operating Activities
Net income	$2,730.6	$2,382.7
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision for credit losses	14.0	6.1
Provision for depreciation and amortization	841.2	742.7
Impairment charges	50.4
Share-based compensation expense	62.7	56.1
Undistributed earnings of unconsolidated affiliates	7.8	(7.3)
Credit for deferred income taxes	(197.2)	(205.3)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(2,240.5)	(2,040.9)
Insurance receivables	488.1	(175.1)
Inventories	(954.2)	(2,032.2)
Accounts payable and accrued expenses	(408.6)	397.6
Accrued income taxes payable/receivable	186.0	100.4
Retirement benefits	141.7	(70.1)
Other	(134.2)	(290.1)
Net cash provided by (used for) operating activities	587.8	(1,135.4)

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	10,807.9	9,875.4
Proceeds from maturities and sales of marketable securities	636.7	125.8
Proceeds from sales of equipment on operating leases	692.3	583.1
Proceeds from sales of businesses, net of cash sold	22.0	30.4
Cost of receivables acquired (excluding receivables related to sales)	(12,404.6)	(10,832.3)
Purchases of marketable securities	(899.7)	(882.7)
Purchases of property and equipment	(795.1)	(808.4)
Cost of equipment on operating leases acquired	(834.8)	(512.3)
Other	(127.7)	5.7
Net cash used for investing activities	(2,903.0)	(2,415.3)

Cash Flows from Financing Activities
Increase in total short-term borrowings	2,012.9	1,235.4
Proceeds from long-term borrowings	3,772.7	8,256.2
Payments of long-term borrowings	(3,899.6)	(4,396.8)
Proceeds from issuance of common stock	162.4	37.1
Repurchases of common stock	(751.9)	(1,225.3)
Dividends paid	(556.3)	(516.3)
Excess tax benefits from share-based compensation	46.5	16.8
Other	(40.6)	(53.0)
Net cash provided by financing activities	746.1	3,354.1

Effect of Exchange Rate Changes on Cash and Cash Equivalents	7.2	(53.1)

Net Decrease in Cash and Cash Equivalents	(1,561.9)	(249.7)
Cash and Cash Equivalents at Beginning of Period	4,652.2	3,647.2
Cash and Cash Equivalents at End of Period	$3,090.3	$3,397.5

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)      In March 2013, the Company changed the corporate structure of most of its German operations from a branch to a subsidiary of Deere & Company.  The change provides the Company increased flexibility and efficiency in funding growth in international operations.  As a result, the tax status of these operations has changed.  Formerly, as a branch these earnings were taxable in the U.S. as earned.  As a subsidiary, these earnings will now be taxable in the U.S. if they are distributed to Deere & Company as dividends, which is the same as the Company’s other foreign subsidiaries.  The earnings of the new German subsidiary remain taxable in Germany.  Due to the change in tax status and the expectation that the German subsidiary’s earnings are indefinitely reinvested, the deferred tax assets and liabilities related to U.S. taxable temporary differences for the previous German branch were written off.  The effect of this write-off was a decrease in net deferred tax assets and a charge to the income tax provision of $56 million during the second fiscal quarter and first nine months of 2013.

(2)      Dividends declared and paid on a per share basis were as follows:

	Three Months Ended July 31		Nine Months Ended July 31
	2013	2012	2013	2012

Dividends declared	$ .51	$ .46	$ 1.48	$ 1.33
Dividends paid	$ .51	$ .46	$ 1.43	$ 1.28

(3)      The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(4)      The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended July 31, 2013 and 2012

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2013	2012	2013	2012
Net Sales and Revenues
Net sales	$9,315.6	$8,930.3
Finance and interest income	19.0	21.9	$579.3	$539.4
Other income	133.0	109.1	67.4	78.7
Total	9,467.6	9,061.3	646.7	618.1

Costs and Expenses
Cost of sales	6,838.3	6,756.3
Research and development expenses	338.7	367.8
Selling, administrative and general expenses	803.6	770.7	119.1	110.7
Interest expense	74.0	57.4	120.3	148.4
Interest compensation to Financial Services	55.6	57.2
Other operating expenses	42.4	7.5	173.0	188.7
Total	8,152.6	8,016.9	412.4	447.8

Income of Consolidated Group before Income Taxes	1,315.0	1,044.4	234.3	170.3
Provision for income taxes	469.0	366.7	84.5	60.1
Income of Consolidated Group	846.0	677.7	149.8	110.2

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	150.0	110.4	.2	.2
Other	.6	2.1
Total	150.6	112.5	.2	.2
Net Income	996.6	790.2	150.0	110.4
Less: Net income attributable to noncontrolling interests	.1	2.2
Net Income Attributable to Deere & Company	$996.5	$788.0	$150.0	$110.4

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Nine Months Ended July 31, 2013 and 2012

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2013	2012	2013	2012
Net Sales and Revenues
Net sales	$26,373.5	$24,453.9
Finance and interest income	57.1	54.7	$1,668.8	$1,584.6
Other income	393.2	359.7	144.4	188.6
Total	26,823.8	24,868.3	1,813.2	1,773.2

Costs and Expenses
Cost of sales	19,336.0	18,167.3
Research and development expenses	1,072.1	1,032.3
Selling, administrative and general expenses	2,313.4	2,148.3	353.1	328.5
Interest expense	217.0	157.2	367.0	459.5
Interest compensation to Financial Services	151.4	153.1
Other operating expenses	122.9	117.5	464.8	465.8
Total	23,212.8	21,775.7	1,184.9	1,253.8

Income of Consolidated Group before Income Taxes	3,611.0	3,092.6	628.3	519.4
Provision for income taxes	1,287.5	1,052.4	221.4	181.7
Income of Consolidated Group	2,323.5	2,040.2	406.9	337.7

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	407.9	338.6	1.0	.9
Other	(.8)	3.9
Total	407.1	342.5	1.0	.9
Net Income	2,730.6	2,382.7	407.9	338.6
Less: Net income attributable to noncontrolling interests	.1	5.6
Net Income Attributable to Deere & Company	$2,730.5	$2,377.1	$407.9	$338.6

*  Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	July 31 2013	October 31 2012	July 31 2012	July 31 2013	October 31 2012	July 31 2012

Assets
Cash and cash equivalents	$2,688.3	$3,907.9	$2,914.7	$402.0	$744.3	$482.7
Marketable securities	1,308.3	1,101.5	1,202.5	397.8	368.9	343.2
Receivables from unconsolidated subsidiaries and affiliates	3,594.5	1,579.0	2,288.6
Trade accounts and notes receivable - net	1,302.2	1,279.7	1,156.1	4,661.9	3,333.3	4,378.3
Financing receivables - net	8.2	11.5	7.3	24,174.9	22,147.5	20,678.0
Financing receivables securitized - net				3,890.5	3,617.6	3,163.6
Other receivables	834.3	1,092.4	805.8	229.5	703.6	523.2
Equipment on operating leases - net				2,826.0	2,527.8	2,249.7
Inventories	5,594.3	5,170.0	5,867.5
Property and equipment - net	5,049.3	4,950.5	4,401.2	58.3	61.4	62.2
Investments in unconsolidated subsidiaries and affiliates	4,325.5	4,102.4	3,759.6	9.7	8.7	7.8
Goodwill	924.2	921.2	933.6
Other intangible assets - net	77.3	101.0	103.8	4.0	4.0	4.0
Retirement benefits	26.1	14.9	38.2	39.1	44.6	25.1
Deferred income taxes	3,697.3	3,497.3	3,233.5	47.5	50.3	43.4
Other assets	649.0	582.9	567.9	649.1	883.5	979.8
Total Assets	$30,078.8	$28,312.2	$27,280.3	$37,390.3	$34,495.5	$32,941.0

Liabilities and Stockholders’ Equity
Short-term borrowings	$1,094.4	$424.8	$953.0	$7,118.6	$5,967.7	$6,088.0
Short-term securitization borrowings				3,780.1	3,574.8	3,028.0
Payables to unconsolidated subsidiaries and affiliates	80.5	135.2	103.5	3,568.5	1,519.3	2,217.8
Accounts payable and accrued expenses	7,861.3	7,679.0	7,169.7	1,577.1	2,129.9	1,882.5
Deferred income taxes	86.1	93.3	95.7	346.1	338.3	315.0
Long-term borrowings	4,891.9	5,444.9	5,357.2	16,806.8	17,008.2	15,799.9
Retirement benefits and other liabilities	7,473.0	7,673.0	6,186.6	72.1	61.2	60.1
Total liabilities	21,487.2	21,450.2	19,865.7	33,269.3	30,599.4	29,391.3
Total Deere & Company stockholders’ equity	8,589.8	6,842.1	7,395.8	4,121.0	3,896.1	3,549.7
Noncontrolling interests	1.8	19.9	18.8
Total stockholders’ equity	8,591.6	6,862.0	7,414.6	4,121.0	3,896.1	3,549.7
Total Liabilities and Stockholders’ Equity	$30,078.8	$28,312.2	$27,280.3	$37,390.3	$34,495.5	$32,941.0

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Nine Months Ended July 31, 2013 and 2012

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2013	2012	2013	2012
Cash Flows from Operating Activities
Net income	$2,730.6	$2,382.7	$407.9	$338.6
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for credit losses	6.9	7.1	7.1	(1.0)
Provision for depreciation and amortization	550.5	480.1	359.6	320.8
Impairment charges	50.4
Undistributed earnings of unconsolidated subsidiaries and affiliates	(213.3)	(301.6)	(.8)	(.8)
Provision (credit) for deferred income taxes	(210.9)	(213.2)	13.7	7.9
Changes in assets and liabilities:
Trade receivables	(64.5)	(137.6)
Insurance receivables			488.1	(175.1)
Inventories	(545.9)	(1,691.7)
Accounts payable and accrued expenses	313.3	588.6	(437.5)	164.6
Accrued income taxes payable/receivable	178.7	72.7	7.3	27.7
Retirement benefits	125.2	(80.6)	16.4	10.5
Other	(9.7)	(18.2)	12.9	(154.4)
Net cash provided by operating activities	2,911.3	1,088.3	874.7	538.8

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			11,757.4	10,770.1
Proceeds from maturities and sales of marketable securities	600.2	100.0	36.5	25.8
Proceeds from sales of equipment on operating leases			692.3	583.1
Proceeds from sales of businesses, net of cash sold	22.0	30.4
Cost of receivables acquired (excluding trade and wholesale)			(13,598.3)	(11,868.2)
Purchases of marketable securities	(810.4)	(802.2)	(89.2)	(80.5)
Purchases of property and equipment	(792.4)	(806.1)	(2.7)	(2.3)
Cost of equipment on operating leases acquired			(1,386.5)	(972.4)
Increase in trade and wholesale receivables			(2,216.1)	(2,117.7)
Other	(97.4)	(145.3)	(89.8)	93.9
Net cash used for investing activities	(1,078.0)	(1,623.2)	(4,896.4)	(3,568.2)

Cash Flows from Financing Activities
Increase in total short-term borrowings	86.7	386.8	1,926.2	848.6
Change in intercompany receivables/payables	(2,097.2)	(698.3)	2,097.2	698.3
Proceeds from long-term borrowings	265.6	2,374.5	3,507.0	5,881.7
Payments of long-term borrowings	(174.8)		(3,724.9)	(4,396.8)
Proceeds from issuance of common stock	162.4	37.1
Repurchases of common stock	(751.9)	(1,225.3)
Dividends paid	(556.3)	(516.3)	(186.0)	(43.5)
Excess tax benefits from share-based compensation	46.5	16.8
Other	(26.6)	(28.8)	45.4	32.9
Net cash provided by (used for) financing activities	(3,045.6)	346.5	3,664.9	3,021.2

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(7.3)	(84.4)	14.5	31.2

Net Increase (Decrease) in Cash and Cash Equivalents	(1,219.6)	(272.8)	(342.3)	23.0
Cash and Cash Equivalents at Beginning of Period	3,907.9	3,187.5	744.3	459.7
Cash and Cash Equivalents at End of Period	$2,688.3	$2,914.7	$402.0	$482.7

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.